SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:


[_]      Preliminary Proxy Statement                 [   ]    Confidential, for Use of the
[X]      Definitive Proxy Statement                           Commission Only (as permitted by
[_]      Definitive Additional Materials                      Rule 14a-6(e)(2))
[_]      Soliciting Material Pursuant to
         section 240.14a-11(c) or section 240.14a-12

                                 CRYOLIFE, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
                   ----------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[_]      Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:
         2)   Form, Schedule or Registration Statement No.:
         3)   Filing Party:
         4)   Date Filed:

                      [Logo of CryoLife, Inc. Appears Here]
[LOGO]                     1655 ROBERTS BOULEVARD, N.W.
                             KENNESAW, GEORGIA 30144


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF CRYOLIFE, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CRYOLIFE, INC. will be held at CryoLife, Inc.'s Corporate Headquarters, 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144, on May 29, 2002 at 10:00 a.m., Atlanta time, for the following purposes:

     1. To elect seven directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and have been qualified.

     2. To consider a proposal to approve the CryoLife, Inc. 2002 Stock Incentive Plan (the "2002 Plan").

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The  proxy statement dated April 30, 2002 is attached.

     Only record holders of CryoLife's common stock at the close of business on March 26, 2002 will be eligible to vote at the meeting.

     Your attendance at the annual meeting is very much desired. However, if there is any chance you may not be able to attend the meeting, please execute, complete, date and return the proxy in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote in person.

                                       By Order of the Board of Directors:

                                       /s/ Steven G. Anderson

                                       STEVEN G. ANDERSON,
                                       Chairman of the Board and President


Date:  April 30, 2002

     A copy of the Annual Report of CryoLife, Inc. for the fiscal year ended December 31, 2001 containing financial statements is enclosed.

                      [Logo of CryoLife, Inc. Appears Here]
[LOGO]                     1655 ROBERTS BOULEVARD, N.W.
                             KENNESAW, GEORGIA 30144

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

     This proxy statement is furnished for the solicitation by the Board of Directors of proxies for the Annual Meeting of Shareholders of CryoLife, Inc. to be held on May 29, 2002, at 10:00 a.m., Atlanta time, in the auditorium at CryoLife, Inc.'s Corporate Headquarters, 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144. The sending in of a signed proxy will not affect a shareholder's right to attend the meeting and vote in person. A signed proxy may be revoked by the sending in of a timely, but later dated, signed proxy. Any shareholder sending in or completing a proxy may also revoke it at any time before it is exercised by giving oral or written notice to Ronald D. McCall, Secretary of CryoLife, or Ms. Suzanne Gabbert, Assistant Secretary, at the offices of CryoLife. Oral notice may be delivered by telephone call to Ms. Gabbert, at the offices of CryoLife, at (770) 419-3355.

     Holders of record of CryoLife's common stock at the close of business on March 26, 2002 will be eligible to vote at the meeting. CryoLife's stock transfer books will not be closed. At the close of business on March 26, 2002, CryoLife had outstanding a total of 19,484,931 shares of common stock, excluding a total of 1,307,761 shares of treasury stock held by CryoLife, which are not entitled to vote. Each such share will be entitled to one vote, non-cumulative, at the meeting.

     Other than the matters set forth herein, management is not aware of any other matters that may come before the meeting. If any other business should properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote the shares represented by the effective proxies and intend to vote them in accordance with their best judgment.

     This proxy statement and the attached proxy were first mailed to security holders on behalf of CryoLife on or about April 30, 2002. Properly executed proxies, timely returned, will be voted and, where the person solicited specifies by means of a ballot a choice with respect to any matter to be acted upon at the meeting, the shares will be voted as indicated by the shareholder. If the person solicited does not specify a choice with respect to election of directors and approval of the 2002 Plan, the shares will be voted for management's nominees for election as directors and for approval of the 2002 Plan. In addition to the solicitation of proxies by the use of the mails, directors and officers of CryoLife may solicit proxies on behalf of management by telephone, telegram and personal interview. Such persons will receive no additional compensation for their solicitation activities, and will be reimbursed only for their actual expenses incurred. CryoLife has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and CryoLife will reimburse such brokers and nominees for their related out-of-pocket expenses. The costs of soliciting proxies will be borne by CryoLife.

VOTING PROCEDURES AND VOTE REQUIRED

     The Secretary of CryoLife, in consultation with the judge of election, who will be an employee of CryoLife's transfer agent, shall determine the eligibility of persons present at the Annual Meeting to vote and shall determine whether the name signed on each proxy card corresponds to the name of a shareholder of CryoLife. The Secretary, based on such consultation, shall also determine whether or not a quorum of the shares of CryoLife, consisting of a majority of the votes entitled to be cast at the Annual Meeting, exists at the Annual Meeting. Both abstentions from voting and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business.

     Nominees for election as directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Since there are seven directorships to be filled, this means that the seven individuals receiving the most votes will be elected. Abstentions and broker non-votes will therefore not be relevant to the outcome.

     The affirmative vote of holders of a majority of the outstanding shares of common stock of CryoLife entitled to vote and present in person or by proxy at the Annual Meeting is required for approval of the 2002 Plan. It is expected that shares held by executive officers and directors of CryoLife, which in the aggregate represent approximately 13.3% of the outstanding shares of common stock entitled to vote, will be voted in favor of this proposal. With respect to the proposal concerning the 2002 Plan, abstentions will have the effect of a vote against the proposal and broker non-votes will be disregarded and will have no effect on the outcome of the votes.

     There are no rights of appraisal or similar dissenters' rights with respect to any matter to be acted upon pursuant to this proxy statement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of CryoLife recommends a vote "FOR" the election of each of the nominees named below for election as director and "FOR" the proposal to approve the 2002 Plan.

ELECTION OF DIRECTORS

     The proxy holders intend to vote "FOR" election of the nominees named below, who are currently members of the Board, as directors of CryoLife, unless otherwise specified in the proxy. Directors of CryoLife elected at the Annual Meeting to be held on May 29, 2002 will hold office until the next Annual Meeting or until their successors are elected and qualified.

     Each of the nominees has consented to serve on the Board of Directors, if elected. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board may recommend.

     The individuals listed below as nominees for the Board of Directors were directors of CryoLife during all of 2001. The name and age of each nominee, and the period during which such person has served as a director, together with the number of shares of CryoLife's common stock beneficially owned, directly or indirectly, by such person and the percentage of outstanding shares of CryoLife's common stock such ownership represented at the close of business on March 26, 2002, according to information received by CryoLife, is set forth below:


                                                                         Shares of
                                                                       CryoLife Stock
                                                                     Beneficially Owned           Percentage of
                                      Service as                             at                 Outstanding Shares
        Name of Nominee                Director        Age           March 26, 2002(1)          of CryoLife Stock
---------------------------------    --------------   -------       ---------------------      ---------------------
Steven G. Anderson                    Since 1984        63                1,683,284  (2)              8.64%
John M. Cook (4)                      Since 1999        59                   78,250  (3)                *
Ronald C. Elkins, M.D.(4)(5)          Since 1994        65                  141,770  (6)                *
Virginia C. Lacy(4)(5)                Since 1997        60                  668,409  (7)              3.46%
Ronald D. McCall, Esq.(5)             Since 1984        65                  240,863  (8)              1.24%
Alexander C. Schwartz, Jr.(4)         Since 1999        69                   58,750  (9)                *
Bruce J. Van Dyne, M.D.(5)            Since 1999        61                   59,050 (10)                *
---------------

* Ownership represents less than 1% of outstanding shares of CryoLife common stock.
(1) Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.
(2) Includes 107,899 shares held of record by Ms. Ann B. Anderson, Mr. Anderson's spouse. Also includes options to acquire 25,052 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.

(3) Includes 19,500 shares which are held by CT Investments, LLC of which Mr. Cook owns 90% of the membership interests. Includes options to acquire 58,750 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.
(4)  Member of the Audit Committee.
(5)  Member of the Compensation Advisory Committee.
(6) Includes options to acquire 96,250 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.
(7) Includes 355,280 shares held as beneficiary of three trusts, and 165,879 shares held as beneficiary of an IRA, of Ms. Lacy's deceased spouse. Includes 22,500 shares held as administrator of a pension plan. Includes 124,750 shares subject to options which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.
(8) Includes 16,000 shares of common stock owned of record by Ms. Marilyn B. McCall, Mr. McCall's spouse. Includes options to acquire 116,175 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.
(9) Includes options to acquire 58,750 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.
(10) Includes options to acquire 58,750 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.

     Steven G. Anderson, a founder of CryoLife, has served as CryoLife's President, Chief Executive Officer and Chairman of the Board of Directors since its inception. Mr. Anderson has more than 35 years of experience in the implantable medical device industry. Prior to founding CryoLife, Mr. Anderson was Senior Executive Vice President and Vice President, Marketing, from 1976 until 1983 of Intermedics, Inc. (now Guidant Corp.), a manufacturer and distributor of pacemakers and other medical devices. Mr. Anderson is a graduate of the University of Minnesota.

     John M. Cook has served as a Director of CryoLife since August 1999. Mr. Cook is Chairman and Chief Executive Officer of PRG-Schultz International, Inc., an international, publicly held audit recovery firm operating in over 40 countries, with 2001 revenues from continuing operations exceeding $259.3 million. Mr. Cook has served as Chief Executive Officer of PRG-Schultz since its founding in January 1991. Prior to PRG Schultz, he served in a number of top financial and management positions in the retail industry, including Senior Vice President and Chief Financial Officer of Caldor Stores and Senior Vice President of Finance and Controller of Kaufmann's Department Stores, both May Department Stores affiliates. He holds a B.S. degree in accounting from Saint Louis University, where he serves as a member of the Board of Trustees and holds a seat on the Executive Advisory Board of the University's School of Business and Administration.

     Ronald C. Elkins, M.D. has served as a Director of CryoLife since January 1994. Dr. Elkins is Professor and Chief, Section of Thoracic and Cardiovascular Surgery, University of Oklahoma Health Science Center. Dr. Elkins has been a physician at the Health Science Center since 1971, and has held his present position since 1975. Dr. Elkins is a graduate of the University of Oklahoma and Johns Hopkins Medical School.

     Virginia C. Lacy has served as a Director of CryoLife since August 1997. Ms. Lacy received her B.A. degree from Northwestern University in 1963. Ms. Lacy is the Administrator of The Jeannette & John Cruikshank Memorial Foundation, which provides housing assistance to those in need throughout the greater Chicago area. Ms. Lacy currently serves as President, and since 1974 has served as Secretary-Treasurer and Chief Financial Officer, of Precision Devices Corporation, a distributor of medical devices. She was one of the founders of that company and serves as the Chairman of the board of directors. She has also served as the Chief Financial Officer of A.I. Industries, a manufacturer of identification cards for the health care industry. As an elected member of the Board of Education of District 203 of the State of Illinois, she served on its budget committee, which was responsible for planning and reviewing the spending of $100,000,000 in public funds each year in a school district having 2,500 employees. Ms. Lacy also provided leadership in State Education by serving on committees that analyzed state funding for education. She continues to keep abreast of new financial strategies through participation in American Management Association classes.

     Ronald D. McCall, Esq. has served as a Director of CryoLife and as the Secretary and Treasurer of CryoLife since January 1984. From 1985 to the present, Mr. McCall has been the proprietor of the law firm of Ronald D. McCall, Attorney at Law, based in Tampa, Florida. Mr. McCall was admitted to the practice of law in Florida in 1961. Mr. McCall received his B.A. and J.D. degrees from the University of Florida.

     Alexander C. Schwartz, Jr. has served as a Director of CryoLife since September 1999. Mr. Schwartz retired from Prudential Securities in 1996 after 33 years of service. While at Prudential Securities he held various positions, including co-head of the Investment Banking Division, Managing Director of the firm's International Division and Managing Director of the Health Care Group. As co-head of the Investment Banking Division, he was in charge of due diligence teams reviewing and analyzing corporate finances. Mr. Schwartz was responsible for the review of financial and accounting records of corporations and the presentation of the corporations' financial performance in connection with initial public offerings, debt offerings, leveraged buyouts, mergers and acquisitions. Mr. Schwartz is a graduate of Columbia University, where he received a B.S. Degree in Economics. Mr. Schwartz has served on the boards of directors of several public and privately held companies and is currently a private investor.

     Bruce J. Van Dyne, M.D. has served as a Director of CryoLife since August 1999. Dr. Van Dyne is a board-certified neurologist and has been in private practice in Minneapolis, Minnesota since 1975. He has served in numerous advisory positions, including as an Examiner in Neurology for the American Board of Psychiatry and Neurology and as previous Chairman of the Department of Neurology for Park Nicollet Medical Center in Minneapolis. He is a graduate of Northwestern University Medical School and is the author of numerous medical publications in the field of neurology.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

     Meetings of the Board of Directors--During 2001, there were four meetings of the Board of Directors.

     Director Compensation - All non-employee directors of the Board of Directors of CryoLife are paid $1,500 for each Board meeting attended. In addition, directors are reimbursed for expenses incurred in connection with their services as a director. In December 1997, CryoLife adopted the CryoLife, Inc. Amended and Restated Non-Employee Directors Stock Option Plan, which replaced CryoLife's 1995 Non-Employee Directors Plan. Pursuant to this plan, options to purchase 7,500 shares of common stock were granted to each of Drs. Elkins and Van Dyne, Messrs. Cook, McCall and Schwartz and Ms. Lacy immediately following the 2001 Annual Meeting of Shareholders. The Amended and Restated Non-Employee Directors Stock Option Plan provides that an annual grant will be made each year immediately following CryoLife's Annual Meeting of Shareholders of an option to purchase 7,500 shares of common stock to each individual elected, reelected or continuing as a non-employee director of CryoLife. All options granted pursuant to this plan are granted at a purchase price equal to the last closing price of CryoLife's common stock on the New York Stock Exchange on the day immediately prior to the grant of the option and vest and become exercisable on the option's grant date. No option granted pursuant to this plan may be exercised later than five years following the date of grant. Also, on May 17, 2001, each of Drs. Elkins and Van Dyne, Messrs. Cook, McCall and Schwartz and Ms. Lacy received a special grant of options to purchase 10,000 shares of common stock. The exercise price of each of the special options discussed above was based on the closing price of CryoLife's Common Stock on the date of grant as reported on the New York Stock Exchange.

     In addition to the foregoing, Dr. Elkins received approximately $107,000 in consulting fees, Dr. Van Dyne received approximately $6,000 in consulting fees from CryoLife in 2001 and Mr. McCall received approximately $85,725 in legal fees from CryoLife in 2001.

     Audit Committee - CryoLife's Audit Committee consists of four non-employee directors: Ms. Lacy, Chairman, Dr. Elkins, Mr. Cook and Mr. Schwartz. The Audit Committee met six times in 2001. The Audit Committee reviews the general scope of CryoLife's annual audit and the nature of services to be performed for CryoLife in connection therewith, acting as liaison between the Board of Directors and the independent auditors. The Audit Committee also formulates and reviews various company policies, including those relating to accounting practices and internal control systems of CryoLife. In addition, the Audit Committee is responsible for reviewing and monitoring the performance by CryoLife's independent auditors and for recommending the engagement or discharge of CryoLife's independent auditors.

     Compensation Advisory Committee--CryoLife's Compensation Advisory Committee consisted of four non-employee directors during 2001: Mr. McCall, Chairman, Ms. Lacy, Dr. Elkins and Dr. Van Dyne. The Compensation Advisory Committee met five times in 2001. The Compensation Advisory Committee is responsible for evaluating the performance of officers and setting the annual compensation for all officers, including the salary and the compensation package of executive officers. A portion of the compensation package includes a bonus award. The Compensation Advisory Committee also administers CryoLife's benefit plans, except that the Compensation Advisory Sub-Committee approves grants of stock options to executive officers under CryoLife's benefit plans. Currently, the Compensation Advisory Sub-Committee consists of two non-employee directors: Ms. Lacy and Dr. Van Dyne. The Compensation Advisory Sub-Committee met two times in 2001.

     Nominating Committee - CryoLife does not have a standing nominating committee of the Board of Directors.

     During 2001, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served. Members of the Board of Directors are appointed to committees at the annual meeting of directors immediately following the annual meeting of shareholders.

     Notwithstanding anything to the contrary set forth in any of CryoLife's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other CryoLife filings, including this proxy statement, in whole or in part, the following Reports and Performance Graph shall not be incorporated by reference into any such filings.

                          REPORT OF THE AUDIT COMMITTEE

     The Board of Directors maintains an Audit Committee comprised of four of CryoLife's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the New York Stock Exchange ("NYSE") that governs audit committee composition, including the requirement that audit committee members all be "independent directors" as that term is defined by Section 303.01 of the NYSE Listed Company Manual.

     The Audit Committee oversees CryoLife's financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Board has adopted a written Audit Committee Charter.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of CryoLife's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and CryoLife, including the matters in the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1.

     The Audit Committee discussed with CryoLife's independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of CryoLife's internal controls and the overall quality of CryoLife's financial reporting. CryoLife incurred the following fees for services performed by Arthur Andersen LLP in 2001:

Audit Fees

     Fees for the year 2001 audit and the review of Forms 10-Q in 2001 were $103,500, of which an aggregate amount of $58,500 had been billed through December 31, 2001.

Financial Information Systems Design and Implementation Fees

     Arthur Andersen LLP did not render any services related to financial information systems design and implementation for the year ended December 31, 2001.

All Other Fees

     Aggregate fees billed for all other services rendered by Arthur Andersen LLP for the year ended December 31, 2001 were $247,857.

     The Audit Committee determined that the payments made to its independent accountants for non-audit services for 2001 were consistent with maintaining Arthur Andersen LLP's independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee members did not become aware of any misstatement in the audited financial statements and recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in CryoLife's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also approved the selection of CryoLife's independent auditors.

                                             Audit Committee

                                             VIRGINIA C. LACY, CHAIRMAN
                                             JOHN M. COOK
                                             RONALD C. ELKINS, M.D.
                                             ALEXANDER C. SCHWARTZ, JR.

                REPORT OF THE COMPENSATION ADVISORY COMMITTEE ON
                             EXECUTIVE COMPENSATION

OVERVIEW

     The Compensation Advisory Committee of the Board of Directors of CryoLife, Inc. is composed of non-employee directors and approves the compensation of CryoLife's executive officers at least annually. The Committee believes the actions of executive officers of CryoLife have a profound impact on the short-term and long-term profitability of CryoLife. Therefore, the Committee gives significant attention to the design of CryoLife's compensation package.

     CryoLife's compensation package consists of three parts and is relatively simple in design. The three primary parts are a base salary, a cash bonus and stock-based incentive compensation. No significant perquisites are provided to executive officers.

BASE SALARY

     The Committee believes it is important for executive officers and other employees of CryoLife to receive acceptable salaries so that CryoLife can recruit and retain the talent it needs. For several years, the Committee has obtained a salary survey report. This survey, which is entitled the "Radford Salary Survey for U.S. Biotech Companies," contains information regarding salaries paid to various biotech executives in the United States. The Committee reviews this salary survey primarily for information regarding salaries, as opposed to bonus and stock incentive information. In setting salaries, the Committee takes into consideration the individual employee's performance, length of service to CryoLife, and the information provided by the Radford Survey. The Committee seeks to set compensation at levels which are reasonable under the circumstances and near the midrange for U.S. biotech companies. For 2001, the Compensation Advisory Committee considered it advisable to make significant increases in salaries in order to provide its executive officers with compensation in the same range as that of executives employed by other companies in the industry. Salaries for executive officers were raised by 18.4%, on the average, as compared to 2000. The range of increases was from 8.2% to 37.5%. The base salary for each executive officer is set on a subjective basis, bearing in mind an overall impression of that executive's relative skills, experience and contribution to CryoLife. The Committee does not attempt to address the relative weight assigned to the various factors, which are evaluated on a subjective overall basis by each individual member of the Committee. Salaries of all executive officers are reviewed annually by the Committee. In accordance with this procedure, the Committee consults with Mr. Anderson, the President and Chief Executive Officer of CryoLife, and an appropriate range of base salary, bonus, and stock options is subjectively considered, based upon the range of compensation received by the other executive officers and the requirements of the particular positions to be filled. The Chief Executive Officer negotiates with candidates for employment, subject to acceptance and ratification by the Committee, and this negotiated base salary is reflected in each candidate's employment agreement.

CASH BONUSES

     Cash bonuses are the next component of executive officer compensation. In determining the amount to be paid as bonuses to executive officers, the Compensation Advisory Committee considers the performance of CryoLife in reaching goals for increased revenues and pre-tax profit as well as the performance of each executive officer. For 2001, the Compensation Advisory Committee based its decision that bonuses should be awarded to CryoLife's executive officers upon its subjective determination that CryoLife's 2001 increases in total revenues together with the achievement of certain goals justified the granting thereof. During 2001, CryoLife reached significant goals with regard to the SynerGraft and BioGlue products. The amount of the bonus paid to individual executive officers was determined based upon the Committee's subjective analysis of the performance of each such officer. Excluding the cash bonus paid to the Chief Executive Officer, 2001 executive officer bonuses ranged from $25,000 to $80,000 and were paid in 2002.

STOCK-BASED INCENTIVES

     Stock-based incentives have been a supplemental component of compensation for CryoLife's executive officers, and certain other employees, since the formation of CryoLife. CryoLife adopted formal incentive stock option plans in 1984, 1989, 1993 and 1998 and has adopted the 2002 Plan subject to shareholder approval at this Annual Meeting of Shareholders. CryoLife has also made grants of non-qualified options under an informal stock option program. The Sub-Committee approves grants of stock options to executive officers under CryoLife's option plans.

     Historically, grants made by CryoLife have generally vested at a rate of 20% per year and have had a term of five and one-half years. These options also usually expire upon termination of employment, except in the event of disability or death, in which case the term of the option may continue for some time thereafter.

     The Sub-Committee believes that CryoLife's stock option program has been effective in focusing attention on shareholder value since the gain to be realized by executive officers upon exercise of options will change as the stock price changes. The Sub-Committee also believes that the long-term nature of the options encourages CryoLife's executive officers to remain with CryoLife. Finally, the Sub-Committee has found it appropriate to grant options to newly employed executive officers in order to encourage such officers to identify promptly with CryoLife's goal of increased shareholder value. The number of shares to be granted is established utilizing the procedure described above at "--Base Salary." The Sub-Committee subjectively determines the number of shares to be granted based on its analysis of the number which would provide an adequate incentive to the new executive officer to accept a position with CryoLife.

     In general, following initial employment, the granting of stock-based incentives to executive officers is considered by the Sub-Committee to be justified when CryoLife's revenues and earnings, coupled with the individual executive's performance, warrant supplemental compensation in addition to the salary and bonus paid with respect to a given year. Each of these factors is weighed subjectively by Sub-Committee members in determining whether or not a stock-based incentive should be granted, and such incentives are not granted routinely. Stock-based incentives were granted to 8 executive officers to purchase in the aggregate, 123,041 shares during 2001. In addition, in January 2002, stock-based incentives were granted to six executive officers to purchase in the aggregate, 57,959 shares outside of any plan. These option grants were made with respect to 2001 performance. The Committee thinks it unlikely that any participants in CryoLife's stock plans will, in the foreseeable future, receive in excess of $1 million in aggregate compensation (the maximum amount for which an employer may claim a compensation deduction pursuant to Section 162(m) of the Internal Revenue Code of 1986 unless certain performance-related compensation exemptions are met) during any fiscal year, other than those individuals with respect to whom the performance-based compensation exemption has been satisfied or severance payments are made.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Committee fixed the 2001 salary of Mr. Steven G. Anderson, Chief Executive Officer of CryoLife, at $600,000 and awarded Mr. Anderson a cash bonus of $300,000 for his performance and significant service to CryoLife in 2001. This bonus was the same as the 2000 bonus. This exhibits the philosophy of the Committee as set forth at "--Base Salary" and "--Cash Bonuses" above. In 2001, Mr. Anderson was granted stock options to purchase 10,000 shares of common stock Also, in January 2002, stock-based incentives were granted to Mr. Andersen to purchase 10,000 shares outside of any plan. These option grants were made with respect to 2001 performance. The Committee and Sub-Committee believe the compensation of Mr. Anderson, a founder of CryoLife, reflects their subjective opinions that Mr. Anderson has provided superlative leadership and fulfilled the functions of an executive officer of CryoLife at the highest level.

CONCLUSION

     The Committee and Sub-Committee believe that the mix of a cash salary and bonuses and a long-term stock incentive compensation program represents a balance that has motivated and will continue to motivate CryoLife's management team to produce the best results possible given overall economic conditions and the difficulty of predicting CryoLife's performance in the short term.

                                                     COMPENSATION ADVISORY
                                                          COMMITTEE:

                                                     RONALD D. McCALL, CHAIRMAN
                                                     VIRGINIA C. LACY
                                                     RONALD C. ELKINS, M.D.
                                                     BRUCE J. VAN DYNE, M.D.

                                                     COMPENSATION ADVISORY
                                                          SUB-COMMITTEE:

                                                     VIRGINIA C. LACY
                                                     BRUCE J. VAN DYNE, M.D.

                                PERFORMANCE GRAPH

     Set forth below is a line-graph presentation comparing the cumulative shareholder return on CryoLife's common stock, on an indexed basis, against cumulative total returns of the Russell 2000 Index, and a "peer group" selected by management of CryoLife. The peer group selected for inclusion in this proxy statement includes Advanced Tissue Sciences, Inc., Osteotech, Inc., Closure Medical Corp. and LifeCell Corporation. Each of these companies has securities traded on the Nasdaq Stock Market. Advanced Tissue and Osteotech were selected because they had been utilized as a basis for comparison with CryoLife in reports by analysts for each of the two co-managers of CryoLife's initial public offering. Management selected LifeCell to be included in the peer group based on the fact that LifeCell, a developer of tissue engineered products, is also a biomedical company, and selected Closure Medical based on the fact that Closure Medical markets tissue adhesive products. The returns for the peer group are weighted according to each issuer's market capitalization. The performance graph shows total return on investment for the period beginning December 31, 1996 and ending December 31, 2001.





                                 [GRAPH OMITTED]


















                     ASSUMES $100 INVESTED ON JAN. 01, 1997
                          ASSUMES DIVIDENDS REINVESTED
                           FISCAL YEARS ENDING DEC. 31


                 VALUE OF $100 INVESTED ON DECEMBER 31, 1996 AT:

                             12/31/96       12/31/97     12/31/98      12/31/99     12/31/00     12/31/01
                            ------------   -----------   ----------    ----------   ----------   ----------
CRYOLIFE                  $      100.00 $      109.00 $      95.00  $      94.00 $     362.82 $     359.82
PEER GROUP                $      100.00 $      166.88 $     139.03  $      71.12 $     101.13 $      86.14
RUSSELL 2000              $      100.00 $      122.34 $     118.91  $     142.21 $     136.07 $     137.46
INDEX


                 Total return assumes reinvestment of dividends.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by CryoLife to CryoLife's Chief Executive Officer and the four other most highly paid executive officers of CryoLife in 2001 (the "Named Executives"). The information presented is for the years ended December 31, 2001, 2000 and 1999.


                           SUMMARY COMPENSATION TABLE


                                                                                      Long -Term
                                                                                     Compensation
                                                                                   ------------------
                                                         Annual Compensation          Securities
                                                      --------------------------      Underlying           All Other
              Name and                                  Salary       Bonus           Options/SARs         Compensation
         Principal Position               Year         ($) (1)        ($)               (#) (2)             ($) (3)
--------------------------------------    --------    --------------------------   ------------------   ----------------

Steven G. Anderson                        2001      $    600,000    $   300,000          10,000       $     47,662
    Chairman of the Board of              2000           520,000        300,000          30,000             27,638
    Directors, President and Chief        1999           442,750        225,000               0             27,388
    Executive Officer

Kirby S. Black, Ph.D.                     2001           203,000         80,000           9,224              4,250
    Vice President, Research and          2000           176,165         70,000          22,500             10,912
    Development                           1999           151,325         50,000               0             11,919


Albert E. Heacox, Ph.D.                   2001           200,000         80,000          10,000             19,807
    Vice President, Laboratory            2000           184,800         60,000          15,000             14,985
    Operations                            1999           168,000         50,000               0              7,235


David Ashley Lee                          2001           182,000         80,000          22,500              4,250
       Vice President and Chief           2000           132,359         35,000          30,000              3,515
       Financial Officer                  1999           123,700         25,000           7,500              2,333

James C. Vander Wyk, Ph.D.                2001           203,000         80,000             317             16,659
    Vice President, Regulatory            2000           174,625         60,000          15,000             13,429
    Affairs and Quality Assurance         1999           149,961         48,000          10,000              2,752

-----------------

(1) Includes base salary earned by the Named Executives for the periods presented and includes compensation deferred under CryoLife's 401(k) plan, and amounts such officers elected to apply to CryoLife's supplemental life insurance program. Amounts for perquisites and other personal benefits extended to the Named Executives are less than the lesser of $50,000 or 10% of the total of annual salary and bonus of such Named Executive.
(2) During the periods presented, the only form of long-term compensation utilized by CryoLife has been the grant of stock options. CryoLife has not awarded restricted stock or stock appreciation rights, or made any long-term incentive payouts. Accordingly, the columns for "Restricted Stock Award(s)" and "Long Term Incentive Payouts" have been omitted.
(3) Since the inception of CryoLife's 401(k) plan, CryoLife has been matching contributions to the plan subject to certain limitations and vesting requirements. In 1992, CryoLife adopted its supplemental life insurance program for certain executive officers.

     The following table sets forth, for each of the Named Executives, the amount of CryoLife's contributions to the 401(k) plan and the supplemental life insurance program:

                                    2001                                 2000                               1999
                      ----------------------------------  ----------------------------------- ----------------------------------
                                           SUPPLEMENTAL                         SUPPLEMENTAL                       SUPPLEMENTAL
                                               LIFE                                 LIFE                               LIFE
                                401(K)      INSURANCE               401(K)       INSURANCE              401(K)      INSURANCE
                      TOTAL   CONTRIBUTION   PROGRAM      TOTAL  CONTRIBUTION     PROGRAM     TOTAL  CONTRIBUTION    PROGRAM
                      ------  ------------ -------------  ------ -------------  ------------- ------ ------------- -------------

Steven G. Anderson   $47,662    $ 4,250      43,412       27,638    5,250         22,388     27,388     $ 5,000       $ 22,388
Kirby S. Black,
  Ph.D..............   4,250      4,250           0       10,912    1,741          9,171     11,919       2,748          9,171
Albert E. Heacox,
  Ph.D..............  19,807      4,250      15,557       14,985    4,235         10,750      7,235       3,504          3,731
David Ashley
  Lee...............   4,250      4,250           0        3,515    3,515              0      2,333       2,333
James C. Vander
  Wyk, Ph.D.........  16,659      4,250      12,409       13,429    4,299          9,130      2,752       2,752

     Grant of Options. During 2001, options were granted to Steven G. Anderson, Kirby S. Black, Ph.D., Albert E. Heacox, Ph.D., James C. Vander Wyk, Ph.D. and David Ashley Lee. No stock appreciation rights (SARs) have been granted by CryoLife. The following table sets forth information regarding the grants of options in 2001:

                  OPTION/SAR GRANTS IN LAST FISCAL YEAR (2001)

                                   Number of     % of Total
                                   Securities   Options/SARs
                                   Underlying    Granted to                             Potential Realizable Value
                                   Options/     Employees in                            at Assumed Annual Rates of
                                     SARs        Granted to     Exercise               Appreciation for Option Term
                                   Granted      Employees in     Price     Expiration  -----------------------------
              Name                    (#)       Fiscal Year    ($/Sh)(1)    Date(2)       5%($)           10%($)
 --------------------------------  ----------  --------------- ----------- ----------  -----------------------------

 Steven G. Anderson..............   3,240 (3)        1.08         $30.86      5/17/11     $68,857.58     $168,861.74
                                    6,760 (4)        2.25         $30.86     11/17/06     $74,284.92     $156,832.18

 Kirby S. Black, Ph.D. ..........   7,500 (4)        2.50         $30.86     11/17/06     $82,416.70     $174,000.20
                                    1,724 (5)        0.57         $30.14       6/6/07     $15,989.14      $35,796.01

 Albert E. Heacox, Ph.D. ........  10,000 (4)        3.34         $30.14       6/6/07     $92,744.41     $207,633.44

 David Ashley Lee ...............   4,598 (7)        1.53         $30.86     11/17/06     $50,526.93     $106,673.72
                                   17,902 (8)        5.97         $30.86     11/17/06    $196,723.17     $415,326.87

 James C. Vander Wyk, Ph.D.......     317 (6)        0.11         $30.14       6/6/07      $2,940.00       $6,581.98

-------------

(1) The exercise price was fixed as the mean of the high and low market price on the date of grant.
(2) Options are subject to earlier termination in the event of death, disability, retirement, or termination of employment.
(3)  Vests on January 1, 2011.
(4) Vests annually in 20% increments over five years beginning on the first anniversary of the date of grant.
(5) Vests eight shares on each of the first four anniversaries of the date of grant and 1,692 shares on the fifth anniversary of the date of grant.
(6)  Vests on the fifth anniversary of the date of grant.
(7) Vests 315 shares on each of the first two anniversaries of the date of grant, 728 shares on the fourth anniversary of the date of grant and 3,240 shares on the fifth anniversary of the date of grant.
(8) Vests 3,580 shares on each of the first four anniversaries of the date of grant and 3,582 shares on the fifth anniversary of the date of grant.

     Options Exercised. The following table sets forth information regarding the exercise of options in 2001 and the number of options held by the Named Executives as listed in the Summary Compensation Table, including the value of unexercised in-the-money options, as of December 31, 2001. The closing price of CryoLife's common stock on December 31, 2001 used to calculate such values was $29.39 per share.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR (2001) AND FISCAL YEAR-END OPTION/SAR VALUES (AS OF DECEMBER 31, 2001)

                                                                 NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED                IN-THE-MONEY
                                  SHARES          VALUE              OPTIONS/SARs                     OPTIONS/SARs
                              --------------   -----------         AT YEAR END (#)                   AT YEAR END ($)
                               ACQUIRED ON      REALIZED    ------------------------------- ----------------------------------
           NAME                EXERCISE (#)        ($)      EXERCISABLE     UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
---------------------------   --------------   -----------  -----------     -------------     -----------      -------------
Steven G. Anderson......            0              --             27,000           112,750     $530,790         $1,616,122
Kirby S. Black, Ph.D....            0              --              4,500            27,224     $ 79,920          $ 319,680
Albert E. Heacox, Ph.D.            150          $2,170.50          2,850            22,000     $ 50,616          $ 213,120
David Ashley Lee                    0              --             14,999            52,501     $283,813          $ 519,886
James C. Vander Wyk, Ph.D.          0              --              6,806            23,511     $125,533          $ 191,416


     2002 Stock Incentive Plan. On March 7, 2002, the Board of Directors adopted, subject to approval of shareholders, the 2002 Plan. See "Proposal to Approve the CryoLife, Inc. 2002 Stock Incentive Plan" below.

     1998 Long-Term Incentive Plan. On December 19, 1997, the Board of Directors adopted, subject to approval of shareholders, the CryoLife 1998 Long-Term Incentive Plan. As amended in 2000, the 1998 Long-Term Incentive Plan provides for the grant of options, stock appreciation rights and other awards to acquire up to a maximum of 900,000 shares of common stock, subject to certain adjustments. As of March 22, 2002, options for 834,316 shares were outstanding and options for 47,125 shares had been exercised. Currently, 28,665 shares remain available for grants under the 1998 Long-Term Incentive Plan. Options may be granted under the 2002 Long-Term Incentive Plan to employees, officers or directors of and consultants and advisors to CryoLife and its subsidiaries. CryoLife estimates that, as of March 22, 2002, approximately 383 employees (including officers) and five non-officer directors of CryoLife were eligible to participate in the 1998 Long-Term Incentive Plan. Unless sooner terminated by the Board, the 1998 Long-Term Incentive Plan terminates in May 2008. Stock options granted under the Plan also usually expire upon termination of employment or shortly thereafter. In the event of a "change of control transaction" as defined in the 1998 Long-Term Incentive Plan, limitations on exercisability of stock options owned by executive officers shall be waived, and the limitations on exercisability of stock options owned by others may be waived in the discretion of the Compensation Advisory Committee.

     CryoLife Amended and Restated Non-Employee Directors Stock Option Plan. The CryoLife Amended and Restated Non-Employee Directors Stock Option Plan provides for the grant of options to non-employee directors of CryoLife. This plan provides for the grant of options to acquire up to a maximum of 262,500 shares of common stock. At each Annual Meeting of Shareholders, each non-employee director elected, re-elected or continuing as a non-employee director of CryoLife receives an annual grant of options to purchase 7,500 shares on the first business day after such Annual Meeting, which options shall vest and become exercisable on the date of grant. Except as set forth below, options granted under this plan are not transferable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the optionee may transfer the option for no consideration to or for the benefit of a member of the optionee's immediate family (including, without limitation, to a trust or IRA) subject to such limits as the Board may establish, and the transferee shall remain subject to all the terms and conditions that were applicable to such option prior to the transfer. Upon the death of a non-employee director, options which were exercisable on the date of death are exercisable by his or her legal representatives or heirs, but in no event may the option be exercised after the last day on which it could have been exercised by the non-employee director. As of December 31, 2001, options for 150,000 shares had been granted under this plan.

     Employment Agreements. CryoLife has entered into employment agreements with each of the Named Executives. Except for Mr. Anderson's agreement, and other than with respect to position specific terms, such as duties of employment and compensation, these employment agreements are substantially identical and provide that employment may be terminated by either party with or without cause upon 30 days' written notice to the other. The agreements automatically terminate upon death. Each employee is required to devote his full and exclusive time and attention to his employment duties, and CryoLife reserves the right to change the nature and scope of those duties. The agreement conditions employment and continued employment upon the employee's signing CryoLife's standard Secrecy and Noncompete Agreement.

     A new employment agreement with Mr. Anderson was negotiated in February 1999 for a term of five years, which replaces a similar contract negotiated in 1995. The Compensation Advisory Committee approved the inclusion of a provision in the agreement pursuant to which Ms. Ann B. Anderson, the spouse of Mr. Anderson, would be provided with health care coverage throughout her life. The agreement provides that either party may terminate Mr. Anderson's employment by giving 180 days' written notice to the other. The termination may be with or without cause. In the event CryoLife terminates employment without cause, Mr. Anderson will be entitled to be paid for the remainder of the term of the agreement or for two years, whichever is greater. If the termination is with cause, after the 180 days' notice period no additional compensation is due.

     Compensation Advisory Committee Interlocks and Insider Participation. The following four directors serve on the Compensation Advisory Committee of CryoLife's Board of Directors: Mr. McCall, Ms. Lacy, Dr. Elkins and Dr. Van Dyne. Mr. McCall has been Secretary and Treasurer of CryoLife since 1984. CryoLife has engaged Ronald D. McCall, P.A., a law firm of which Mr. McCall is the sole shareholder to perform legal services on an ongoing basis. For the year ended December 31, 2001, CryoLife paid Ronald D. McCall, P.A. approximately $85,725 for such legal services, including expense reimbursements. Management believes that these services were provided on terms no less favorable to CryoLife than terms available from unrelated parties for comparable services. See "Information about the Board of Directors and Committees of the Board - Director Compensation" regarding consulting fees paid by CryoLife to Dr. Elkins and Dr. Van Dyne during fiscal 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires CryoLife's executive officers and directors and persons who beneficially own more than 10% of CryoLife's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish CryoLife with copies of all Section 16(a) forms they file.

     Based  solely on its review of copies of forms  received  by it pursuant to
Section 16(a) of the Securities Exchange Act of 1934 or written representations from reporting persons, CryoLife believes that with respect to 2001, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

                             PROPOSAL TO APPROVE THE
                    CRYOLIFE, INC. 2002 STOCK INCENTIVE PLAN

     On March 7, 2002, the Board of Directors, subject to the approval of shareholders, adopted the 2002 Stock Incentive Plan (the "2002 Plan"). The 2002 Plan shall be effective as of the date of such approval of shareholders ("Effective Date"). A copy of the 2002 Plan is attached hereto as Appendix A.

     Options and other stock awards may be granted under the 2002 Plan to employees of CryoLife and certain subsidiaries and affiliated businesses, and directors and consultants. CryoLife estimates that, as of the date of this Proxy Statement, approximately 383 employees (including officers) and the five non-officer directors are eligible to participate in the 2002 Plan. The following discussion summarizes the 2002 Plan. On December 19, 1997, the Board of Directors adopted the CryoLife 1998 Long-Term Incentive Plan. As amended in 2000, the 1998 Long-Term Incentive Plan provided for the grant of options, stock appreciation rights and other awards to acquire up to a maximum of 900,000 shares of common stock, subject to certain adjustments. Currently, 28,665 shares remain available for grants under the 1998 Long-Term Incentive Plan.

Shares Reserved for the Plan

     CryoLife's 2002 Plan provides for the grant of options ("Options"), stock appreciation rights ("SARs") and stock units, performance shares and restricted stock awards (collectively referred to as "Stock Awards"). Options, SARs and Stock Awards are collectively referred to herein as "Awards." Awards to acquire up to a maximum of 974,000 shares of common stock may be granted under the 2002 Plan. In addition, the following provisions are imposed under the 2002 Plan: (i) a maximum of 974,000 shares issued under Options intended to be Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) a maximum of 100,000 shares issued under Options and SARs to any one individual during any consecutive twelve month period, (iii) a maximum of 100,000 shares in the aggregate may be subject to Stock Awards, and
(iv) a maximum payment under Stock Awards of $400,000 to any one individual for any performance goals established for any performance period (including the fair market value of stock subject to Awards denominated in shares). These maximums are subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares or other changes in the outstanding common stock ("Corporate Transactions"). Any such adjustment will be made by the Committee (as defined below). The Plan Maximum shall not be reduced for shares subject to plans assumed by CryoLife in an acquisition of an interest in another company. Shares subject to Awards that are forfeited or canceled shall again be available for new Awards under the 2002 Plan. Shares issued under the 2002 Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

     The 2002 Plan permits the grant of ISOs and non-qualified stock options ("NSOs"). The Compensation Advisory Committee will determine the terms and conditions of Options granted under the 2002 Plan, including the exercise price ("Exercise Price"), which may not be less than the fair market value of CryoLife's common stock on the date of grant, all subject to certain limitations provided under the 2002 Plan.

     Awards may be settled through cash payments, the delivery of shares of common stock, the granting of replacement Awards, or a combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred common stock equivalents.

Purpose of Plan

     CryoLife desires to (i) attract and retain persons eligible to participate in the 2002 Plan ("Participants"); (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants' interests with those of CryoLife's other shareholders through compensation that is based on CryoLife's common stock; and thereby promote the long-term financial interest of CryoLife and the Related Companies, including the growth in value of CryoLife's equity and enhancement of long-term shareholder return. A portion of the Options issued pursuant to the 2002 Plan may constitute ISOs within the meaning of Section 422 of the Code, or any succeeding provisions. The 2002 Plan is not qualified under
Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Administration of the Plan

     The 2002 Plan will be administered by the Compensation Advisory Committee appointed by the Board of Directors of CryoLife except that the Compensation Advisory Sub-Committee will administer the Plan to the extent that it relates to option grants to executive officers and directors (collectively referred to as the "Committee"). Subject to the terms of the 2002 Plan, in administering the 2002 Plan and the Awards granted under the 2002 Plan, the Committee will have the authority to (1) determine the directors, officers and employees of CryoLife and its subsidiaries and the consultants and advisors to whom Awards may be granted and the types of Awards; (2) determine the time or times at which Awards may be granted; (3) determine the Option price for shares subject to each Option and establish the terms, conditions, performance criteria, restrictions and other provisions of each Award; (4) determine the extent to which Awards will be structured to conform to Section 162(m) of the Code; (5) establish terms and conditions of Awards to conform to requirements of jurisdictions outside the United States; and (6) interpret the 2002 Plan and prescribe and rescind rules and regulations, if any, relating to and consistent with the 2002 Plan.

     The current Committee members are Ronald D. McCall, Chairman, Virginia C. Lacy, Ronald C. Elkins, M.D. and Bruce J. Van Dyne, M.D. The current Compensation Advisory Sub-Committee members are Ms. Lacy and Dr. Van Dyne. The terms of Mr. McCall, Ms. Lacy, Dr. Van Dyne and Dr. Elkins as directors expire at the 2002 Annual Meeting of the Shareholders; they are candidates for reelection.

Amendment of the Plan

     The 2002 Plan may be terminated or amended by the Board of Directors at any time, except that the following actions may not be taken without shareholder approval: (a) materially increasing the number of shares that may be issued under the 2002 Plan (except by certain adjustments provided for under the 2002
Plan); or (b) amending the 2002 Plan provisions regarding the limitations on the Exercise Price. In addition, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the 2002 Plan prior to the date such amendment is adopted by the Board. Options may not be granted under the 2002 Plan after the date of termination of the 2002 Plan, but Options granted prior to that date shall continue to be exercisable according to their terms.

Eligibility for Participation

     Each person who is serving as an officer, director, or employee of CryoLife or any of its subsidiaries is eligible to participate in the 2002 Plan. Furthermore, certain consultants and advisors to CryoLife may also be eligible to participate in the 2002 Plan.

     Nothing contained in the 2002 Plan or in any Option agreement may confer upon any person any right to continue as director, officer or employee of CryoLife or its subsidiaries or as a consultant or advisor, or limit in any way any right of shareholders or of the Board, as applicable, to remove such person.

New Plan Benefits

     No Awards have been granted under the 2002 Plan. No determination has been made by the Board or the Committee regarding the number of Awards to be granted to any executive officer, executive officers as a group, non-executive directors or non-executive employees.

Exercise Price and Vesting

     The exercise price per share for each Option or SAR shall be at whatever price is approved by the Committee but shall not be less than the fair market value per share of common stock on the grant date and except that in the case of an ISO to be granted to an employee owning more than 10% of the total combined voting power of all classes of stock of CryoLife, the exercise price per share shall be not less than 110% of the fair market value per share of common stock on the grant date. The "fair market value" shall be the closing price of CryoLife's common stock on the New York Stock Exchange on the grant date.

Adjustments to Exercise Price and Number of Shares; Change of Control

     Corporate Transactions. In the event of a Corporate Transaction, the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (i) the number and kind of shares which may be delivered under the 2002 Plan; (ii) the number and kind of shares subject to outstanding Awards; and (iii) the Exercise Price of outstanding Options and SARs; as well as any other adjustments that the Committee determines to be equitable.

     In general, if CryoLife is merged into or consolidated with another corporation, whether or not CryoLife is the surviving corporation, or if CryoLife is liquidated, or sells or otherwise disposes of substantially all of its assets to another corporation while Options or Awards are outstanding under the 2002 Plan, (A) after the effective date of the merger, consolidation, liquidation, sale or other disposition as the case may be, each holder of an outstanding Option or other Award shall be entitled, upon exercise of that Option or Award or in place of it, as the case may be, to receive, in lieu of shares of common stock, the number and class or classes of shares of common stock or other securities or property to which the holder would have been entitled if, immediately prior to the merger, consolidation, liquidation, sale or other disposition, the holder had been the holder of record of a number of shares of common stock equal to the number of shares of common stock as to which that Option may be exercised or are subject to the Award; (B) if Options or other Awards have not already become exercisable pursuant to the change of control provisions of the 2002 Plan, the Board of Directors may waive any limitations set forth in or imposed pursuant to this Plan so that all Options or other Awards, from and after a date prior to the effective date of the merger, consolidation, liquidation, sale or other disposition, as the case may be, specified by the Board of Directors, shall be exercisable in full; and (C) all outstanding Options or SARs may be cancelled by the Board of Directors as of the effective date of any merger, consolidation, liquidation, sale or other disposition provided that any optionee or SAR holder shall have the right immediately prior to such event to exercise his or her Option or SAR to the extent such optionee or holder is otherwise able to do so in accordance with the 2002 Plan or his or her individual Option or SAR agreement.

     Change in Control. Subject to the provisions of the 2002 Plan relating to the adjustment of shares, and except as otherwise provided in the 2002 Plan or the Award agreement reflecting the applicable Award, upon the occurrence of a Change in Control as defined below:

          (i) all outstanding Options held by executive officers and directors of CryoLife (regardless of whether in tandem with SARs) shall become fully exercisable,

          (ii) all outstanding SARs held by executive officers and directors of CryoLife (regardless of whether in tandem with Options) shall become fully exercisable, and

          (iii) all Stock Awards held by executive officers and directors of CryoLife shall become fully vested.

     The term "Change in Control" means a change in the beneficial ownership of CryoLife's voting stock or a change in the composition of the Board which occurs as follows:

          (i) Any "person," including a "syndication" or "group" as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, is or becomes the beneficial owner, directly or indirectly, of securities of

     CryoLife representing 20% or more of the combined voting power of CryoLife's then outstanding "Voting Securities," which are any securities which ordinarily possesses the power to vote in the election of the Board of Directors of a corporation without the happening of any precondition or contingency;

          (ii) CryoLife is merged or consolidated with another corporation and immediately after giving effect to the merger or consolidation less than 80% of the outstanding Voting Securities of the surviving or resulting entity are then beneficially owned in the aggregate by (x) the shareholders of CryoLife immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the shareholders of CryoLife entitled to vote on such merger or consolidation, the shareholders of CryoLife as of such record date;

          (iii) If at any time the following do not constitute a majority of the Board of Directors of CryoLife (or any successor entity referred to in clause (ii) above): Persons who, prior to their election as a director of CryoLife (or successor entity if applicable) were nominated, recommended or endorsed by a formal resolution of the Board of Directors of CryoLife; or

          (iv) CryoLife transfers substantially all of its assets to another corporation which is a less than 80% owned subsidiary of CryoLife.

Duration and Termination of 2002 Plan and Options

     The Plan shall have a duration of ten years from the date the Plan is approved by shareholders; provided that in the event of Plan termination, the Plan shall remain in effect as long as any Awards under it are outstanding; provided, further however, that, no Award may be granted under the Plan on a date that is more than ten years from the date the Plan is approved by shareholders.

     Each Option expires on the expiration date specified by the Committee; provided, however, that the expiration date with respect to any Option shall not be later than the earliest to occur of: (a) the ten-year anniversary of the date on which the Option is granted (or in the case of an ISO granted to an employee owning more than 10% of the total combined voting power of all classes of CryoLife stock, the five-year anniversary), or (b) if a participant dies while in the employ of CryoLife or a subsidiary and shall not have fully exercised an Option or SAR, one (1) year after the Participant's death. In the event of a Participant's death, the Option or SAR may be exercised by the executors or administrators of the participant or by any person or persons who shall have acquired the Option or SAR directly from the participant by bequest or inheritance, but the Option or SAR may only be exercised to the extent that the Participant's right to exercise such Option or SAR had accrued pursuant to the Plan at the time of his or her death and the Option or SAR had not previously been exercised.

Means of Exercise of Options

     An Option or an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. The payment of the exercise price of an Option granted under the 2002 Plan shall be subject to the following:

     (a) The full exercise price for shares of common stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described below, payment may be made as soon as practicable after the exercise).

     (b) The exercise price shall be payable in cash or by tendering shares of common stock (with such shares valued at fair market value as of the day of exercise), or in any combination thereof, as determined by the Committee.

     (c) The Committee may permit a Participant to elect to pay the exercise price upon the exercise of an Option by authorizing a third party to sell shares of common stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to CryoLife a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise, or CryoLife may choose to retain sufficient shares from the Option exercise in satisfaction of the exercise price and tax withholding.

Non-Transferability of Awards

     Except as provided by the Committee, no Award is transferable except by will or by the laws of descent and distribution. Shares subject to Awards granted under the 2002 Plan that have lapsed or terminated may again be subject to Awards granted under the 2002 Plan.

Restrictions on Stock Awards

     Each Stock Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance measures designated by the Committee. The performance measures that may be used by the Committee for such Awards shall be measured by revenues, income, or such other criteria as the Committee may specify.

     The Committee may designate whether any Stock Awards being granted to any Participant are intended to be "performance-based compensation" as that term is used in Code Section 162(m) of the Code. Any Stock Awards designated as intended to be "performance-based compensation" shall be conditioned on the achievement of one or more performance measures. The performance measures that may be used by the Committee for such Awards shall be based on any one or more of the following, as selected by the Committee: return on capital or increase in pretax earnings of CryoLife and/or one or more divisions and/or subsidiaries, return on shareholders' equity of CryoLife, increase in earnings per share of CryoLife, sales of CryoLife and/or one or more divisions and/or subsidiaries, pretax earnings of CryoLife and/or one or more divisions and/or subsidiaries, net earnings of CryoLife and/or one or more divisions and/or subsidiaries, control of operating and/or non-operating expenses of CryoLife and/or one or more divisions and/or subsidiaries, margins of CryoLife and/or one or more divisions and/or subsidiaries, market price of CryoLife's securities and other objectively measurable factors directly tied to the performance of CryoLife and/or one or more divisions and/or subsidiaries. For Awards intended to be "performance-based compensation," the grant of the Awards and the establishment of the performance measures shall be made during the period required under Code Section 162(m).

Tax Treatment

     The following discussion addresses certain anticipated federal income tax consequences to recipients of awards made under the 2002 Plan. It is based on the Code and interpretations thereof as in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     A company, such as CryoLife, for which an individual is performing services will generally be allowed to deduct amounts that are includable in the income of such person as compensation income at the time such amounts are so includable, provided that such amounts qualify as reasonable compensation for the services rendered. This general rule will apply to the deductibility of a Participant's compensation income resulting from participation in the 2002 Plan. The timing and amount of deductions available to CryoLife as a result of the 2002 Plan will, therefore, depend upon the timing and amount of compensation income recognized by a Participant as a result of participation in the 2002 Plan. The following discusses the timing and amount of compensation income that will be recognized by Participants and the accompanying deduction that will be available to CryoLife.

     ISOs. A Participant to whom an ISO that qualifies under Section 422 of the Code is granted generally will not recognize compensation income (and CryoLife will not be entitled to a deduction) upon the grant or the exercise of the Option. To obtain nonrecognition treatment upon exercise of an ISO, however, the Participant must be an employee of CryoLife or a subsidiary continuously from the date of grant of the Option until three months prior to the exercise of the Option. If termination of employment is due to disability of the Participant, ISO treatment will be available if the Option is exercised within one year of termination. If termination of employment is due to death of the participant, ISO treatment is generally available (without regard to the three-month or one-year exercise periods noted above) upon any exercise of the Option, pursuant to the terms of the Option by the Participant's estate or any person who acquired the Option by bequest, inheritance, or otherwise by reason of the Participant's death. If an Option originally designated as an ISO is exercised after those periods, the Option will be treated as an NSO for income tax purposes, and compensation income will be recognized by the Participant (and a deduction will be available to CryoLife) in accordance with the rules discussed below concerning NSOs.

     The Code provides that ISO treatment will not be available to the extent that the fair market value of shares subject to ISOs (determined as of the date of grant of the ISOs) that become exercisable for the first time during any year exceed $100,000. If the $100,000 limitation is exceeded in any year, the Options with the earliest grant date that become exercisable for the first time in the year will be applied against the $100,000 limitation and continue to be treated as ISOs until the $100,000 limitation is met, with all other Options that become exercisable for the first time in the year in excess of the limitation being treated as NSOs when exercised.

     Although a Participant may not recognize compensation income upon exercise of an ISO, the excess of the fair market value of the shares of common stock received over the exercise price for the Option can affect the optionee's alternative minimum tax liability under applicable provisions of the Code. The increase, if any, in an optionee's alternative minimum tax liability resulting from exercise of an ISO will not, however, create a deductible compensation expense for CryoLife.

     When a Participant sells shares of common stock received upon exercise of an ISO, and such sale occurs more than one year after the exercise of the Option and more than two years after the grant of the Option, the Participant will normally not recognize any compensation income, but will instead recognize capital gain or loss from the sale in an amount equal to the difference between the sales price for the shares of common stock and the Option exercise price. Under current law, a participant who holds ISO shares for more than twelve (12) months after exercise of an ISO will be subject to a maximum tax rate of 20% on the capital gains recognized upon the sale of the ISO Shares. The 20% capital gains rate will be reduced to 18% if the participant holds the stock for more than five years, provided that the participant's holding period for such stock began after December 31, 2000.

     If, however, a Participant sells the shares of common stock within one year after exercising the ISO or within two years after the grant of the ISO (an "Early Disposition"), the Participant will recognize compensation income (and CryoLife will be entitled to a deduction) in an amount equal to the lesser of
(i) the excess, if any, of the fair market value of the shares of common stock on the date of exercise of the Option over the Option exercise price, and (ii) the excess, if any, of the sale price for the shares over the Option exercise price. Any other gain or loss on such sales (in addition to the compensation income mentioned previously) will normally be capital gain or loss.

     If a Participant exercises an ISO by using shares of common stock ("Tendered Shares") previously acquired by him under another ISO and held by the Participant for less than one year after the date of exercise or two years after the grant of the prior ISO, the surrender of the Tendered Shares will be an Early Disposition. As a result, the Participant will recognize compensation income in an amount equal to the difference between the exercise price at which the Tendered Shares were acquired and the fair market value of the Tendered Shares, either at the time the prior ISO was exercised or at the time of the surrender of the Tendered Shares, whichever is less. A number of the shares of common stock acquired by exercise of the ISO equal to the number of Tendered Shares will have a basis equal to the basis of the Tendered Shares, increased, if applicable, by the amount of compensation income recognized as a result of the disposition of the Tendered Shares. Such shares of common stock will have a carryover capital gain holding period. The basis of the number of shares of common stock received in excess of the number of Tendered Shares ("Excess Shares") will be zero, and their capital gain holding period will begin on the date the ISO was exercised. The Participant will not recognize income with respect to these excess shares, however, if the other requirements for ISO income nonrecognition (e.g., holding the shares for at least one year after exercising the ISO, etc.) have been met.

     NSOs. A Participant to whom an NSO is granted will not normally recognize income at the time of grant of the Option. When a Participant exercises an NSO, the Participant will generally recognize compensation income (and CryoLife will be entitled to a deduction) in an amount equal to the excess, if any, of the fair market value of the shares of common stock when acquired over the Option exercise price. The amount of gain or loss recognized by a Participant from a subsequent sale of shares of common stock acquired from the exercise of an NSO will be equal to the difference between the sales price for the shares of common stock and the sum of the exercise price of the Option plus the amount of compensation income recognized by the Participant upon exercise of the Option. Under current law, a participant who holds ISO shares for more than twelve (12) months after exercise of an ISO will be subject to a maximum tax rate of 20% on the capital gains recognized upon the sale of the ISO Shares. The 20% capital gains rate will be reduced to 18% if the participant holds the stock for more than five years, provided that the participant's holding period for such stock began after December 31, 2000.

     A Participant who exercises an NSO by using Tendered Shares (i) will not recognize income as a result of the exercise of the NSO with respect to the number of shares of common stock which equal the number of Tendered Shares and
(ii) will receive a carryover of the basis and holding period of the Tendered Shares for such number of shares of common stock. Receipt of Excess Shares will cause the Participant to recognize compensation income (and entitle CryoLife to a deduction) in an amount equal to the fair market value of the Excess Shares on the date the NSO was exercised. The Participant's basis for such number of Excess Shares will equal the amount of compensation income recognized as a result of the exercise of the NSO, and the capital gain holding period for the Excess Shares will begin on the date the NSO was exercised.

     SARs. The recipient of an SAR generally will not recognize any compensation income upon grant of the SAR. At the time of exercise of an SAR, however, the recipient should recognize compensation income in an amount equal to the amount of cash, or the fair market value of the shares, received.

     Restricted Stock Awards. If stock received pursuant to a Stock Award made through the 2002 Plan is subject to a restriction on continued ownership which is dependent upon the recipient continuing to perform services for CryoLife or its affiliated companies (a "risk of forfeiture"), the Participant should not recognize compensation income upon receipt of the shares of common stock unless he/she makes a so-called "83(b) election," as discussed below. Instead, the Participant will recognize compensation income (and CryoLife will be entitled to a deduction) when the shares of common stock are no longer subject to a risk of forfeiture, in an amount equal to the fair market value of the stock at that time. Absent a Participant making an 83(b) election, dividends paid with respect to shares of common stock that are subject to a risk of forfeiture will be treated as compensation income for the Participant (and a compensation deduction will be available to CryoLife for the dividend) until the shares of common stock are no longer subject to a risk of forfeiture.

     Different tax rules will apply to a Participant who receives shares of common stock subject to a risk of forfeiture if the Participant files 83(b) election. If, within 30 days of receipt of the shares of common stock, a Participant files an 83(b) election with the Internal Revenue Service and CryoLife, then, notwithstanding that the shares of common stock are subject to a risk of forfeiture, the Participant will recognize compensation income upon receipt of the shares of common stock (and CryoLife will be entitled to a deduction) in an amount equal to the fair market value of the stock at the time of the award. If the 83(b) election is made, any dividends paid with respect to the shares of common stock will not result in compensation income for the Participant (and will not entitle CryoLife to a deduction). Rather, the dividends paid will be treated as any other dividends paid with respect to common stock, as noncompensatory ordinary income.

Tax Withholding

     Whenever CryoLife proposes, or is required, to distribute shares under the 2002 Plan, CryoLife may require the recipient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, CryoLife may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements. Unless otherwise authorized by the Committee in writing, withholding shall be at the minimum rates specified by applicable state and federal regulations.

Unfunded Status of the 2002 Plan

     The 2002 Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or optionee by CryoLife, nothing contained in the 2002 Plan shall give any such Participant or optionee any rights that are greater than those of a general creditor of CryoLife.

    The Board of Directors Recommends a Vote "FOR" this Proposal.

             OWNERSHIP OF PRINCIPAL SHAREHOLDERS, NAMED EXECUTIVES,
                 AND EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP


     The name and address of each person or entity who owned beneficially 5% or more of the outstanding shares of common stock of CryoLife on March 26, 2002, together with the number of shares owned and the percentage of outstanding shares that ownership represents is set forth in the following table. The table also shows information concerning beneficial ownership by each of the Named Executives and by all directors and executive officers as a group. The number of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting powers, or shares such powers with his or her spouse, with respect to the shares set forth in the following table:

                                                                          Number of Shares of          Percentage of
                                                                            CryoLife Stock          Outstanding Shares
                         Beneficial Owner                                 Beneficially Owned         of CryoLife Stock
--------------------------------------------------------------------     ----------------------    ----------------------

Steven G. Anderson................................................               1,683,284 (1)             8.64%
Kirby S. Black, Ph.D..............................................                  50,916 (2)               *
Albert E. Heacox, Ph.D............................................                 123,396 (3)               *
David Ashley Lee..................................................                  33,779 (4)               *
James C. Vander Wyk, Ph.D. .......................................                  36,206 (5)               *
Zurich Scudder Kemper Investments, Inc............................               1,440,470 (6)             7.39%
All current Directors and Executive Officers
     as a group (13 persons)......................................               3,218,758 (8)            16.54%

------------------

*    Ownership represents less than 1% of outstanding CryoLife common stock.

(1) Includes 107,899 shares held of record by Ms. Ann B. Anderson, Mr. Anderson's spouse. Also includes 25,052 shares subject to options which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement. The business address for Mr. Anderson is: c/o CryoLife, Inc., 1655 Roberts Blvd., N.W., Kennesaw, Georgia 30144.
(2) Includes 10,500 shares subject to options which are either presently exercisable or will become exercisable within 60 days after the date of this proxy statement. Also includes 225 shares held by Dr. Black's minor children.
(3) Includes 5,850 shares subject to options which are either presently exercisable or will become exercisable within 60 days after the date of this proxy statement. Also includes 45,000 shares owned by Dr. Heacox's spouse as trustee of a living trust, 72,346 shares owned by Dr. Heacox as trustee of a living trust, 100 shares owned by Albert E. Heacox C/F Rachel
     K. Heacox, UTMA/GA and 100 shares owned by Albert E. Heacox C/F Daniel A. Heacox, UTMA/GA. Dr. Heacox disclaims beneficial ownership of all shares owned by his son and daughter.
(4) Includes 24,579 shares subject to options which are either presently exercisable or will become exercisable within 60 days after the date of this proxy statement. Also includes 1,700 shares held in Mr. Lee's parents' account over which Mr. Lee has signing authority. Also includes 1,500 shares held by Mr. Lee's minor children.
(5) Includes 6,806 shares subject to options which are either presently exercisable or will become exercisable within 60 days after the date of this proxy statement.
(6) The business address of Zurich Scudder Kemper Investments, Inc. is: 345 Park Avenue, New York, New York 10154 based on the Schedule 13G it filed with the Securities and Exchange Commission on February 1, 2002.
(7) Such shares are jointly owned by AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle and AXA. The business address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104 based on the Schedule 13G it filed with the Securities and Exchange Commission on February 11, 2002.
(8) See "Election of Directors" for information as to the beneficial ownership of shares attributed to directors who are not also Named Executives. Includes 624,793 shares subject to options which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement. Includes 117,546 shares held as trustees by an executive officer and his spouse. Includes 355,280 shares held as beneficiary of three trusts, and 165,879 shares held as beneficiary of an IRA, of Ms. Lacy's deceased spouse. Includes 22,500 shares held as administrator of a pension plan. Includes 19,500 shares held by CT Investments, LLC of which Mr. Cook owns 90% of the membership interests. Includes 123,899 shares held of record by the spouses of executive officers and directors. Includes 3,225 shares held of record by the minor children of executive officers and directors. Includes 1,700 shares held by Mr. Lee's parents.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of Arthur Andersen LLP has been the independent certified public accountants of CryoLife since May, 1999. On April 9, 2002, CryoLife dismissed Arthur Andersen LLP as its independent auditors. CryoLife has not named a replacement firm but is currently interviewing several accounting firms. Approval or selection of the independent certified public accountants of CryoLife is not submitted to the shareholders at the Annual Meeting. The Board of Directors of CryoLife has historically selected the independent certified public accountants of CryoLife with the advice of the Audit Committee, and the Board believes that it would be to the detriment of CryoLife and its shareholders for there to be any impediment, such as selection or ratification by the shareholders, to its exercising its judgment to select CryoLife's independent certified public accountants or to remove them if, in its opinion, such removal is in the best interest of CryoLife and its shareholders.

     It is anticipated that a representative from the new accounting firm chosen by the Board of Directors will be present at the annual meeting of shareholders to answer questions and make a statement if the representative desires to do so.


                              SHAREHOLDER PROPOSALS

     Appropriate proposals of shareholders intended to be presented at CryoLife's 2003 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by CryoLife by December 31, 2002 for inclusion in its proxy statement and form of proxy relating to that meeting. In addition, all shareholder proposals submitted outside of the shareholder proposal rules promulgated pursuant to Rule 14a-8 under the Exchange Act must be received by CryoLife by March 16, 2003, in order to be considered timely. If such shareholder proposals are not timely received, proxy holders will have discretionary voting authority with regard to any such shareholder proposals which may come before the 2003 Annual Meeting. If the month and day of the next annual meeting is advanced or delayed by more than 30 calendar days from the month and day of the annual meeting to which this proxy statement relates, CryoLife shall, in a timely manner, inform its shareholders of the change, and the date by which proposals of shareholders must be received.

     Upon The Written Request Of Any Record Or Beneficial Owner Of Common Stock Of CryoLife Whose Proxy Was Solicited In Connection With The 2002 Annual Meeting Of Shareholders, CryoLife Will Furnish Such Owner, Without Charge, A Copy Of Its Annual Report On Form 10-K Without Exhibits For Its Fiscal Year Ended December 31, 2001. Request For A Copy Of Such Annual Report On Form 10-K Should Be Addressed To Suzanne Gabbert, Assistant Secretary, CryoLife, Inc., 1655 Roberts Boulevard, N.W., Kennesaw, Georgia 30144.

     It Is Important That Proxies Be Returned Promptly. Shareholders Who Do Not Expect To Attend The Meeting In Person Are Urged To Sign, Complete, Date And Return The Proxy Card In The Enclosed Envelope, To Which No Postage Need Be Affixed.

                                        By Order of the Board of Directors

                                        /s/ Steven G. Anderson

                                        STEVEN G. ANDERSON, Chairman
                                        of the Board, President and Chief
Dated:  April 30, 2002                  Executive Officer

                                 CRYOLIFE, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR USE AT THE ANNUAL MEETING ON MAY 29, 2002

     The undersigned  shareholder  hereby appoints STEVEN G. ANDERSON and RONALD
D. McCALL, or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of CRYOLIFE, INC. to be held on May 29, 2002, and any adjournments thereof.

     The undersigned acknowledges receipt of Notice of the Annual Meeting and Proxy Statement, each dated April 30, 2002, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies to vote as indicated below and on the reverse hereof.

|X|  Please mark your votes as in this example.

                     FOR election of the   REFRAIN FROM VOTING
                       individuals set     FOR election of the
                       forth at right       nominees set forth
                    (except as marked to         at right
                        the contrary)


1. ELECTION     OF           |_|                  |_|     Nominees:                  .
   DIRECTORS
                                                          Steven G. Anderson
                                                                                      THE PROXIES SHALL VOTE AS
                                                          John M. Cook                SPECIFIED ABOVE, OR IF NO
                                                                                      DIRECTION IS MADE, THIS
                                                          Ronald C. Elkins, M.D.      PROXY WILL BE VOTED FOR
                                                                                      EACH OF THE LISTED NOMINEES.
                                                          Virginia C. Lacy
(INSTRUCTIONS:  To withhold  authority to
vote  for  any   individual   nominee(s),                 Ronald D. McCall, Esq.
write those  persons'  names on the space
provided below):                                          Alexander C. Schwartz, Jr.  PLEASE VOTE, SIGN, DATE AND
                                                                                      RETURN THIS PROXY CARD
------------------------------------------                Bruce  J.  Van  Dyne, M.D.  PROMPTLY USING THE ENCLOSED
                                                                                      ENVELOPE.


--------------------------------------------------------------------------------
                         (continued on the reverse side)

2.  PROPOSAL TO APPROVE THE ADOPTION OF CRYOLIFE'S 2002 STOCK INCENTIVE PLAN.

        |_|    FOR                  |_|   AGAINST                |_|   ABSTAIN

3.  Upon such other matters as may properly come before the meeting.

Signature _________________________      Date__________________

Signature _________________________      Date__________________



NOTE:(Shareholders should sign exactly as name appears on stock. When there is more than one owner each should sign. Executors, Administrators, Trustees and others signing in a representative capacity should so indicate.)

                 Please Detach and Mail in the Envelope Provided

                Please date and sign your proxy card and mail it
                            back as soon as possible!


                        Annual Meeting of Shareholders of
                                 CRYOLIFE, INC.
                                  May 29, 2002
                                       at
                                 CryoLife, Inc.
                           1655 Roberts Boulevard, NW
                             Kennesaw, Georgia 30144
                                   10:00 a.m.



1449809